Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

SilverSun Technologies Holdings, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “SilverSun Technologies Holdings, Inc.” A Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of the State of Delaware (“Delaware Secretary of State”) on September 26, 2022 under the name of SWK Technologies Holdings, Inc. A Certificate of Amendment to the Certificate of Incorporation was filed by the Corporation with the Delaware Secretary of State on October 10, 2022 under the name of SWK Technologies Holdings, Inc. in which the name of the Corporation was changed to SilverSun Technologies Holdings, Inc.;

This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) restates, integrates and further amends the provisions of the Certificate of Incorporation and was duly adopted by the Board of Directors of the Corporation (the “Board”) and by written consent of the stockholders of the Corporation, who approved the amendments contained herein by a vote of the necessary number of shares required by statute in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”);

2. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein; and

3. The text of the Certificate of Incorporation is hereby restated and amended in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is ‘SilverSun Technologies Holdings, Inc.’

ARTICLE II

PURPOSE

The Corporation is organized to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE III

CAPITAL STOCK

Authorization. The Corporation shall have authority to issue 75,000,000 shares of common stock, par value $0.00001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”).

PART A

COMMON STOCK

With respect to all matters upon which stockholders of the Corporation are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Common Stock shall be entitled on each matter to cast one (1) vote in person or by proxy for each share of Common Stock standing in his, her or its name. There shall be no cumulative voting by stockholders. Holders of Common Stock have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive net assets pro rata. Each holder of Common Stock is entitled to receive ratably any dividends declared by the Board out of funds legally available for the payment of dividends.

PART B

PREFERRED STOCK

The Corporation's Board is authorized (by resolution and by filing an amendment to this Amended and Restated Certificate, and subject to limitations prescribed by the DGCL) to issue, from to time, shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series, and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(1)	the number of shares constituting that series and the distinctive designation of that series;

(2) the dividend rate on the shares of that series, whether dividends are cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) whether that series has voting rights, in addition to voting rights provided by law, and, if so, the terms of those voting rights;

(4) whether that series has conversion privileges, and, if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as the Board;

(5) whether or not the shares of that series are redeemable, and, if so, the terms and conditions of redemption, including the dates upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) whether that series has a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment to shares of that series, provided that the holders of preferred stock of each series shall be entitled to receive only that amount or those amounts as are fixed by the certificate of designation or by resolution of the Board providing for the issuance of that series; and

(8) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

ARTICLE IV

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801 County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE V

BOARD OF DIRECTORS

The Board of the Corporation shall consist of at least one (1) director. Each director (if more than one) shall serve until the first meeting of the stockholders of the Corporation, or until such director’s successor are elected and qualified.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

ARTICLE VII

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VII

AMENDMENTS AND REPEAL

Except as otherwise specifically provided in this Amended and Restated Certificate, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate, and to add or insert other provisions authorized at such time by the laws of the State of Delaware, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the rights reserved in this Article VIII.

ARTICLE IX

LIMITATION OF LIABILITY

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as director; provided, however, that nothing contained in this Article IX shall eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct, a knowing violation of the law, under Section 174 of the DGCL or any successor provision, or for any transaction from which the director derived improper personal benefit.

If the laws of the State of Delaware are hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of the directors of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by said laws. Any repeal or modification of this Article IX by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of directors of the Corporation existing at the time of such repeal or modification. This provision shall not affect any provision permitted under the DGCL, in this Amended and Restated Certificate, or in the By-laws or any contract or resolution of the Corporation indemnifying or agreeing to indemnify a member of the Board against personal liability.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate to be duly executed on behalf of the Corporation this 28th day of October, 2022.

SILVERSUN TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Mark Meller
Mark Meller
Chief Executive Officer

4